Exhibit I

                        SUMMARY OF PERTINENT INDEMNITIES


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                                                                     Exhibit I

                        SUMMARY OF PERTINENT INDEMNITIES

Section 1. The Mobile Energy Cogeneration Development Agreement and its Amendment No. 1 impose the following indemnity obligations:

         (1) To the extent that personnel of Mirant Services continued to assist Mobile Energy with the development of the Cogen Project after August 11, 2000, Mobile Energy agreed to indemnify Mirant Services against any liability incurred by it arising out of or related to the provision of such services not due to the gross negligence or willful misconduct of Mirant Services.

         (2) If Mobile Energy exercised its option to purchase the combustion turbine and subsequently wished to sell the turbine to another party for installation at a different location, then Mirant agreed that if it did not consent to such sale, it would repurchase the turbine and indemnify Mobile Energy for all costs it incurred or for any liability arising under the turbine contact or the long term services agreement.

         (3) Mobile Energy indemnified Mirant, Mirant Services and Mirant Services' affiliates against any costs incurred (i) performing development services for the Cogen Project (other than costs under the turbine contract and turbine long term services agreement), including any costs incurred in connection with cancellation of contracts with third parties related to the Cogen Project, and (ii) following the assignment of the combustion turbine by Mirant to Mobile Energy, relating to the combustion turbine, turbine contract, and turbine long term services agreement.

         (4) If Mobile Energy exercised its option to purchase the combustion turbine, Mobile Energy agreed to indemnify Mirant from and against any costs or liability arising from (i) the combustion turbine, the turbine contract, the turbine long term service agreement, and the consent agreements establishing the terms under which Mirant could assign the turbine contract and the long term services agreement to Mobile Energy, and (ii) any third party contracts of Mirant Services or its affiliates in connection with the Cogen Project and listed on Schedule I to the amendment.

         (5) Each of Mobile Energy, Holdings, Mirant and Mirant Services agreed to indemnify each of the others, its affiliates, and its and its affiliates' officers, directors, agents, employees, and representatives against any costs, damages or liabilities incurred by or assessed against the indemnified party due to or resulting from personal injury, bodily injury, death or property damage suffered by a third party arising out of the negligence or willful misconduct of the indemnifying party, its affiliates or any of their officers, directors, agents, employees, contractors, guests, or representatives.

         (6) Mobile Energy agreed to terminate the Operating Agreement between it and Mirant Services under which Mirant Services operates Mobile Energy's Energy Complex by no later than March 31, 2001, and to indemnify SERI against any liability arising under any contracts entered into by Mirant Services, as operator of the Energy Complex, with third parties.

         (7) Mirant and Mirant Services agreed to indemnify Mobile Energy and Holdings against any liability, claims, or losses of employees of Mirant Services arising out of Mirant Service's pension plans for unionized employees.

         (8) Mobile Energy agreed to pay up to $2 million to Mirant Services to reimburse it for one half of the costs of a retention and severance plan for Mirant Services' employees performing services at Mobile Energy's facilities, and Mirant and Mirant Services agreed to indemnify Mobile Energy for any further claims, losses or liabilities associated with such program once such amount has been paid by Mobile Energy.

         (9) Mobile Energy agreed either (a) to obtain the release of Southern from its obligations under (i) the mill owner maintenance reserve account agreement, and (ii) its guaranty of Mobile Energy's obligations under Mobile Energy's environmental indemnity agreements with each of the three mill owners or (b) to indemnify Southern against any costs or liabilities Southern incurred related to such obligations.

         (10) Mobile Energy and Holdings agreed to indemnify Southern for any income taxes Southern or its affiliates has to pay on taxable income generated by Mobile Energy or Holdings in any tax period after December 31, 1999 in which Mobile Energy or Holdings is included in Southern's consolidated tax return in excess of Southern's excess loss account related to its investment in Holdings at the beginning of the tax period in which such taxable income is recognized, provided that if an obligation of Southern to pay income tax on the amount of its excess loss account is triggered, then Mobile Energy and Holdings will indemnify Southern and its affiliates for any income taxes Southern or its affiliates has to pay on taxable income of Mobile Energy or Holdings, except where Southern pays such income taxes or is otherwise liable for such income taxes under the Amendment.

         (11) Mirant agreed to cause Southern to indemnify Mobile Energy and Holdings for any federal income taxes (up to the amount in Southern's excess loss account) Mobile Energy or Holdings has to pay on taxable income recognized by Mobile Energy or Holdings after the triggering of Southern's obligation to pay income tax on the amount of its excess loss account with respect to Southern's investment in Holdings, where such triggering occurs due to certain actions taken by Southern or its affiliates and prior to the earlier of (i) a deconsolidation of Mobile Energy and Holdings from the Southern consolidated tax return, and (ii) July 31, 2001.

Section 2. The Operation and Maintenance Agreement (the "O&M Agreement") between Mobile Energy and OEC, dated as of February 6, 2001, provides for the following indemnity obligations (the O&M Agreement, although executed, will not be binding on the parties until certain conditions are met, including the approval of the O&M Agreement by the bankruptcy court having jurisdiction over Mobile Energy and the approval of OEC as operator of Mobile Energy's Energy Complex by S.D. Warren and KC):

         (1) OEC agreed to indemnify Mobile Energy, its employees, subcontractors, operators and afiliates from all liability, damages costs and expenses (including attorneys' fees) resulting from OEC's failure to advise all Persons to whom access to the Site is granted of OEC's safety policies and procedures and to implement reasonable measures to have such Persons adhere to such policies and procedures.

         (2) OEC agreed to indemnify Mobile Energy for any damages (including reasonable attorneys' fees) asserted against or incurred by Mobile Energy resulting from a breach of OEC's obligation to not permit or suffer any liens or encumbrances on the Facility or the Site arising from or in connection with the performance of the Services, except for those liens resulting from Mobile Energy's breach of its responsibilities under the O&M Agreement.

         (3) OEC agreed to indemnify Mobile Energy, its subsidiaries, financing parties, affiliates, members and shareholders, and their respective directors, officers, employees and agents (other than OEC, any subcontractor and their respective agents or employees) (collectively, the "Mobile Energy Indemnified Parties") against any and all claims for damages in respect of personal injury to or death of third parties (including employees of Mobile Energy, OEC or any subcontractor) and in respect of loss of or damage to any third party property to the extent that the same arises out of (i) any breach by OEC of its obligations under the O&M Agreement; (ii) any negligent act or omission on the part of OEC, its subcontractors or their respective agents or employees; or
(iii) any willful misconduct or breach of statutory duty (including violation of any applicable law) on the part of OEC, its subcontractors or their respective agents or employees.

         (4) OEC is not be liable for, and Mobile Energy agreed to indemnify OEC, its affiliates and their respective directors, officers and employees against, any and all claims for damages in respect of personal injury to or death of third parties (including employees of Mobile Energy, OEC or any subcontractor) and in respect of loss of or damage to any third party property to the extent that the same arises out of: (i) any breach by Mobile Energy of its obligations under the O&M Agreement; (ii) any negligent act or omission on the part of Mobile Energy, its contractors (other than OEC or any subcontractor of OEC or consultant) or their respective agents or employees; or (iii) any willful misconduct or breach of statutory duty (including violation of any applicable law) on the part of Mobile Energy, its contractors (other than OEC or any of its subcontractors) or their respective agents or employees.

         (5) OEC agreed to indemnify each Mobile Energy Indemnified Party from and against any and all damages arising out of, resulting from or related to claims associated with the presence, release, disposal, transportation or remediation of any hazardous materials, to the extent such claim results from the negligence, gross negligence, willful misconduct of OEC, its subcontractors or their respective agents or employees or breach by OEC of any of its obligations under the O&M Agreement.

         (6) Mobile Energy agreed to indemnify OEC, its subsidiaries and affiliates and the directors, officers, agents, employees, successors and assigns of each of them from and against any and all damages arising out of, resulting from or related to claims associated with the presence, release, disposal, transportation or remediation of any hazardous materials at, from or associated with the Site, excluding any claims resulting from the negligence, gross negligence, willful misconduct of OEC, its subcontractors or their respective agents or employees or breach by OEC of any of its obligations under the O&M Agreement.

         (7) If OEC employs or engages subcontractors, OEC waives on its and their behalf any and all claims relative to the action or inaction of any of them and their respective subcontractors and/or suppliers of any tier, it being agreed that Operator shall not claim any excuse to performance on account of the fault of any thereof, except to the extent such fault otherwise constitutes a Force Majeure event. In any instance, OEC agreed to indemnify Mobile Energy from any such claims, damages and the results thereof.

         (8) OEC is to transfer and assign all warranties and subcontracts to Owner or the successor operator, provided that Mobile Energy has agreed to indemnify OEC for all liabilities incurred by OEC under such contracts to the extent that such liabilities are caused by Mobile Energy, the successor operator or Mobile Energy's designee during the continuation and performance of such contracts by Mobile Energy, the successor operator or Mobile Energy's designee, as applicable.

Section 3. In connection with an assignment by Kimberly-Clark Tissue Company ("KCTC") to KCTC parent corporation, KC, and an assumption by KC, of all of KCTC assets and liabilities relating to the Pulp Mill and Tissue Mill, Mobile Energy entered into the following amended and restated environmental indemnity agreements, which did not materially change Mobile Energy's indemnity obligations as existed under the original environmental indemnity agreements with KCTC, but merely replaced KCTC with KC as the other party under each of the agreements:

         (1) Amended and Restated Pulp Mill Environmental Indemnity Agreement. Cross indemnities are provided by KC, as Pulp Mill Owner, and Mobile Energy, where each party indemnifies the other for environmental claims brought against the other party and its affiliates by any third party and any and all environmental expenses imposed upon or reasonably incurred by such other party and its affiliates, in connection with (i) breaches of the party's representations and warranties, covenants or other obligations in the party's energy services agreement or master operating agreement, or (ii) without limiting the foregoing, any environmental conditions that give rise to, or could give rise to, environmental claims or other liabilities, or environmental noncompliances located at or otherwise relating to the party's facility, to the extent arising out of facts or circumstances that occur or come into existence after the date of the agreement.

         (2) Amended and Restated Tissue Mill Environmental Indemnity Agreement. Cross indemnities are provided by KC, as Tissue Mill Owner, and Mobile Energy, where each party indemnifies the other for environmental claims brought against the other party and its affiliates by any third party and any and all environmental expenses imposed upon or reasonably incurred by such other party and its affiliates, in connection with (i) breaches of the party's representations and warranties, covenants or other obligations in the party's energy services agreement or master operating agreement, or (ii) without limiting the foregoing, any environmental conditions that give rise to, or could give rise to, environmental claims or other liabilities, or environmental noncompliances located at or otherwise relating to the party's facility, to the extent arising out of facts or circumstances that occur or come into existence after the date of the agreement.